      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 2000
                                                   REGISTRATION NO. 333-________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           ---------------------------

                                 ABOUT.COM, INC.
             (Exact Name Of Registrant As Specified In Its Charter)

                           ---------------------------

                 DELAWARE                                      13-4034015
      (State Or Other Jurisdiction Of                       (I.R.S. Employer
      Incorporation Or Organization)                      Identification Number)

                        220 EAST 42ND STREET, 24TH FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 849-2000
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, Of Registrant's Principal Executive Offices)

                           ---------------------------

                               MR. SCOTT P. KURNIT
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 ABOUT.COM, INC.

                        220 East 42nd Street, 24th Floor
                            New York, New York 10017
                                 (212) 849-2000

            (Name, Address, Including Zip Code, And Telephone Number,
              Including Area Code, Of Agent For Service Of Process)

                           ---------------------------

                                   COPIES TO:
                            ELLEN B. CORENSWET, ESQ.
                         BROBECK, PHLEGER & HARRISON LLP
                            1633 Broadway, 47th Floor
                            New York, New York 10019

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF SHARES TO BE                                   OFFERING PRICE PER   AGGREGATE OFFERING      AMOUNT OF
REGISTERED                 AMOUNT TO BE REGISTERED            UNIT(1)             PRICE (2)       REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par
value......................        305,433                     $37.03125         $11,310,565            $2,986
------------------------------------------------------------------------------------------------------------------

(1) Based on the average high and low trading prices of the common stock, as reported on the Nasdaq National Market, on September 12, 2000.
(2) Estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                                 305,433 SHARES

                                 ABOUT.COM, INC.

                                  COMMON STOCK

         This prospectus relates to the resale of up to 236,066 shares of our common stock by certain of our current stockholders. Once issued, the prices at which such stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. We will not receive any proceeds from the sale of shares offered under this prospectus.

         Our common stock is traded on the Nasdaq National Market under the symbol "BOUT." The closing price on September 12, 2000 was $38.125.

                             -----------------------

         THE SHARES OF COMMON STOCK OF ABOUT.COM, INC. OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------

         Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 THE DATE OF THIS PROSPECTUS IS

                                TABLE OF CONTENTS

                                                                Page
                                                                ----

The Company.....................................................  3
Risk Factors....................................................  3
Forward-Looking Information ....................................  9
Use of Proceeds.................................................  9
Dilution........................................................  9
Plan of Distribution............................................  9
Description of the Shares Being Registered...................... 11
Selling Stockholders............................................ 11
Where to Find More Information ................................. 13
Legal Matters................................................... 14
Experts......................................................... 14

     We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                                   THE COMPANY

         About.com, Inc. was founded in 1996 and offers a network of more than 700 highly-targeted, topic-specific web sites. Our principal executive office is located at 220 East 42nd Street, 24th Floor, New York, New York 10017 and our telephone number is (212) 849-2000.

                                  RISK FACTORS

BECAUSE WE HAVE ONLY BEEN IN BUSINESS FOR A SHORT PERIOD OF TIME, THERE IS LIMITED INFORMATION UPON WHICH YOU CAN EVALUATE OUR BUSINESS.

         We were incorporated in June 1996 and launched our network in April 1997. Accordingly, you can only evaluate our business based on our limited operating history. As a young company, we face risks and uncertainties relating to our ability to successfully implement our business plan. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially adversely affected.

WE HAVE LOST MONEY EVERY QUARTER AND EVERY YEAR, AND WE EXPECT TO LOSE MONEY IN THE FUTURE.

         If our revenues do not increase substantially, we may never become profitable. We have not generated enough revenues to exceed the substantial amounts we have spent to create, launch and enhance About.com and to grow our business. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

         A portion of our historical revenues have been derived from barter agreements. Approximately 10% of our revenues in 1998 and approximately 7% of our revenues in 1999 were derived from agreements where we traded advertisements on About.com in exchange for advertisements on other web sites without receiving any cash payments. The corresponding expenses from these barter arrangements, which equal the amount of the barter revenues from these arrangements, are included as a component of cost of revenues. We expect that these barter revenues will account for less than 10% of our total annual revenues in the future.

         Our costs of revenues combined with our operating expenses have exceeded our revenues for all quarters. We have historically funded our operations by selling our stock and not by generating income from our business. At June 30, 2000, our accumulated deficit was $113.8 million. We expect to continue to lose money for at least the foreseeable future because we plan to continue to incur significant expenses.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY NEGATIVELY IMPACT OUR STOCK PRICE.

         Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to fall.

         You should not rely on our results of operations during any particular quarter as an indication of our results for a full year or any other quarter. Factors that may affect our quarterly results include:

         - the demand for advertising on About.com;

         - the number of Internet users on, and the frequency of their use of, About.com, since our advertising revenues are typically based on user traffic;

         - our ability to attract and retain advertisers and electronic commerce partners;

         - fees we may pay for distribution or content or other costs we may incur as we expand our operations;

         - our ability to meet the minimum number of advertisements that we are required to deliver to users by many of our advertising contracts, since our failure to do this would result in our deferring recognition of the related revenues and would reduce our available advertising inventory in subsequent periods;

         - changes in rates paid for advertising on About.com; and

         - the timing and amount of our costs related to advertising sales and marketing efforts.

         Our operating expenses are based in part on our expectations of our future revenues and are relatively fixed in the short term. Given our limited operating history and our difficulties in accurately estimating the user traffic historically experienced on our website, user traffic on our website is difficult to forecast accurately. Consequently, since revenues from Internet advertising will make up a significant amount of our revenues for the foreseeable future, our revenues are difficult to forecast accurately. In particular, we intend to continue to expend significant amounts to build and enhance brand awareness of About.com. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses precede increased revenues, then our results of operations and financial condition would be materially adversely affected.

WE WILL ONLY BE ABLE TO EXECUTE OUR BUSINESS PLAN IF INTERNET USAGE GROWS.

         Our business would be adversely affected if Internet usage does not grow. Internet usage may be inhibited for any of the following reasons:

         - the Internet infrastructure may not be able to support the demands placed on it, and its performance and reliability may decline as usage grows;

         - security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

         - privacy concerns, including those related to the ability of web sites to gather user information without the user's knowledge or consent.

WE WILL ONLY BE ABLE TO EXECUTE OUR BUSINESS PLAN IF INTERNET ADVERTISING INCREASES.

         Our business, results of operations and financial condition would be materially adversely affected if the Internet advertising market develops more slowly than we expect or if we are unsuccessful in increasing our advertising revenues. Revenues from Internet advertising will make up a significant amount of our revenues for the foreseeable future. Since the Internet advertising market is new and rapidly evolving, we cannot yet gauge its effectiveness as compared to traditional advertising media.

         The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. These businesses may find Internet advertising to be less effective than traditional advertising media for promoting their products and services. Many potential advertising and electronic commerce partners have little or no experience using the Internet for advertising purposes. Consequently, they may allocate only limited portions of their advertising budgets to Internet advertising.

         Advertisers and electronic commerce marketers may not advertise on About.com or may pay less for advertising on About.com if they do not believe that they can reliably measure the effectiveness of Internet advertising or the demographics of the user viewing their advertisements. We use both internal measurements and measurements provided to us by third parties. If these third parties are unable to continue to provide these services, we would have to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business while we are replacing these services. In addition, we are implementing additional systems designed to record demographic data on our customers. If we do not implement these systems successfully, we may not be able to accurately evaluate the demographic characteristics of our customers. Moreover, "filter" software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

         To the extent that minimum guaranteed impression levels are not met over the contract period, we defer recognition of the corresponding pro rata portion of the revenues related to such unfulfilled obligation until the guaranteed impression levels are achieved. Advertising based on impressions, or the number of times an advertisement is delivered to users, represents substantially all of our current revenues. To the extent that minimum impression levels are not achieved for any reason, we may be required to provide additional impressions after the contract term, which would reduce our advertising inventory.

         Our revenues could be adversely affected if we are unable to adapt to other Internet advertising pricing models if they are adopted. It is difficult to predict which, if any, pricing models for Internet advertising will emerge as industry standards. This makes it difficult to project our future advertising rates and revenues.

WE MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS CONTINUE TO EVOLVE.

         To be successful, we must adapt to rapidly changing Internet technologies by continually enhancing About.com and introducing new services to address our users' changing demands. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to changes affecting providers of Internet services. Our business, results of operations and financial condition could be materially adversely affected if we incurred significant costs to adapt, or cannot adapt, to these changes.

THE DEVELOPMENT OF OUR BRAND IS ESSENTIAL TO OUR FUTURE SUCCESS.

         If our brand marketing efforts are unsuccessful, our business, financial condition and results of operations would be materially adversely affected. In order to build our brand awareness, we must succeed in our brand marketing efforts, provide high-quality services and increase user traffic on About.com. These efforts have required, and will continue to require, significant expenses.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

         Competition could result in less user traffic to About.com, price reductions for our advertising inventory, reduced margins or loss of market share, any of which would have a material adverse effect on our business, results of operations and financial condition. We face intense competition for users and for advertisers. We expect this competition to increase because there are no substantial barriers to entry in our market. Competition may also increase as a result of industry consolidation. We may not be able to compete successfully.

         We believe that many of our existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, guides, distribution partners and advertisers. Our competitors may develop services that are equal or superior to About.com or that achieve greater market acceptance than About.com.

         In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their services to address the needs of advertisers and electronic commerce marketers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

WE DEPEND ON RELATIONSHIPS WITH THIRD PARTIES.

         Our business, results of operations and financial condition could be materially adversely affected if we do not establish and maintain distribution relationships on commercially reasonable terms or if any of our distribution relationships do not result in increased user traffic on About.com. A portion of the users who come to About.com come from third-party web sites with which we have non-exclusive, short-term distribution relationships. Since these web sites may not attract significant numbers of users themselves, About.com may not receive a significant number of additional users from these relationships. Moreover, we may have to pay significant fees to establish additional relationships or maintain existing relationships in the future.

         We have entered into, and may continue to enter into, agreements with advertisers or other third-party web sites that require us to exclusively feature these parties for certain aspects of About.com. These exclusivity agreements may limit our ability to enter into other advertising or sponsorship agreements or other strategic relationships. Many companies we may pursue for strategic relationships also offer competing services. As a result, these competitors may be reluctant to enter into strategic relationships with us.

WE MAY NOT EFFECTIVELY MANAGE OUR GROWTH.

         In order to execute our business plan, we must grow significantly. This growth will place a significant strain on our personnel, management systems and resources. If we do not manage growth effectively, our business, results of operations and financial condition would be materially adversely affected. We expect that the number of our employees, including management-level employees, will continue to increase for the foreseeable future. In addition, we expect that the number of guides will continue to increase as new topic-specific sites are established. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our workforce. We must also maintain close coordination among our technical, accounting, finance, marketing, sales and editorial organizations.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS.

         Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our network, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition. There are, and will be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing.

WE MAY BE LIABLE FOR THE CONTENT WE MAKE AVAILABLE ON THE INTERNET.

         We make content available on About.com and on the web sites of our advertisers and distribution and syndication partners. The availability of this content could result in claims against us based on a variety of theories, including defamation, obscenity, negligence, copyright or trademark infringement. Other claims may be brought based on the nature, publication and distribution of our content or based on errors or false or misleading information provided on About.com, including information deemed to constitute professional advice such as legal, medical, financial or investment advice. We could also be exposed to liability for third-party content accessed through About.com's links to other websites or posted by users in chat rooms or bulletin boards offered on our topic-specific sites. Our financial condition could be materially adversely affected if we were found liable for information that we make available. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our services to customers.

IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE CURRENT AND FUTURE ACQUISITIONS INTO OUR OPERATION, THERE COULD BE AN ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

         We have acquired and may continue to acquire complementary businesses, products and technologies in the future. Some of the risks attendant to these acquisitions are:

         - difficulties and expenses of integrating the operations and personnel of acquired companies into our operations while preserving the goodwill of the acquired entity;

         - the additional financial resources that may be needed to fund the operations of acquired companies;

         - the potential disruption of our business;

         - our management's ability to maximize our financial and strategic position by incorporating acquired technology or businesses;

         - the difficulty of maintaining uniform standards, controls, procedures and policies;

         - the potential loss of key employees of acquired companies;

         - the impairment of relationships with employees and customers as a result of changes in management; and

         - increasing competition with other entities for desirable acquisition targets.

         Any of the above risks could prevent us from realizing significant benefits from our acquisitions. In addition, the issuance of our common stock in acquisitions will dilute our stockholder interests, while the use of cash will deplete our cash reserves.

WE COULD INCUR WITHHOLDING TAXES AND EMPLOYEE BENEFITS EXPENSES IF THE GUIDES WERE DEEMED TO BE OUR EMPLOYEES RATHER THAN INDEPENDENT CONTRACTORS.

         One or more jurisdictions or taxing authorities, including the Internal Revenue Service, may seek to treat the guides as our employees rather than independent contractors. As a result, they may seek to impose taxes, interest or penalties on us. In addition, employees are generally entitled to healthcare and other benefits that are typically unavailable to independent contractors. Since we believe that the guides are independent contractors, we would vigorously oppose any claim to the contrary. However, our efforts to do so might not be successful. We are not able to estimate accurately the quantitative effect that these taxes or employee benefit costs would have on us if the guides were deemed to be employees. Our business, results of operations and financial condition would be materially adversely affected if these claims are made and we do not prevail or if we are required to treat the guides as employees for tax or employee benefit purposes or otherwise.

WE DEPEND ON OUR KEY EXECUTIVES AND WILL NEED ADDITIONAL PERSONNEL TO GROW OUR BUSINESS.

         Our future success depends, in part, on the continued service of our key management personnel, particularly Mr. Scott P. Kurnit, our Chief Executive Officer, and Mr. William C. Day, our President and Chief Operating Officer. Although we are the beneficiary of a key person life insurance policy on Mr. Kurnit's life, the loss of his services, or the services of other key employees, would have a material adverse effect on our business, results of operations and financial condition. Our future success also depends on our ability to attract, retain and motivate highly skilled employees, including advertising sales personnel. Competition for employees in our industry is intense. We may be unable to attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

THE PERFORMANCE OF ABOUT.COM IS CRITICAL TO OUR BUSINESS AND TO OUR REPUTATION.

         Any system failure, including network, software or hardware failure, that causes an interruption in our network or a decrease in responsiveness of About.com could result in reduced user traffic on About.com and reduced revenue. About.com has in the past experienced slower response times and interruptions in service for a variety of reasons. About.com could also be affected by computer viruses, electronic break-ins or other similar disruptions. Our insurance policies have low coverage limits and therefore our insurance may not adequately compensate us for any losses that may occur due to any interruptions to our network.

         In January 1998, we entered into an Internet-hosting agreement with GlobalCenter, Inc. to maintain all of our production servers at GlobalCenter's Manhattan Data Center. This agreement was extended in January 1999 and is terminable by either party upon 90 days' notice. Our operations depend on GlobalCenter's ability to protect its and our systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. Any disruption in the Internet access provided by GlobalCenter could have a material adverse effect on our business, results of operations and financial condition.

         Our users and our guides depend on Internet service providers, online service providers and other web site operators for access to About.com. Each of these providers has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         Third parties may infringe or misappropriate our patents, trademarks or other intellectual property, which could have a material adverse effect on our business, results of operations or financial condition. While we enter into confidentiality agreements with our material employees, guides, consultants and strategic partners, and generally control access to and distribution of our proprietary information, the steps we have taken to protect our intellectual property may not prevent misappropriation. In addition, we do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is still evolving.

         Third parties may assert infringement claims against us. From time to time in the ordinary course of business we have been, and we expect to continue to be, subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

SEASONAL FACTORS MAY AFFECT OUR QUARTERLY OPERATING RESULTS.

         Seasonality of user traffic on About.com and our advertising revenues may cause our total revenues to fluctuate. User traffic on web sites has typically declined during the summer and year-end vacation and holiday periods. We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. Similar seasonal or other patterns may develop in our business.

WE CANNOT PREDICT OUR FUTURE CAPITAL NEEDS AND WE MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING.

         We may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to make acquisitions. Any required additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand, develop or enhance services, respond to competitive pressures or take advantage of acquisition opportunities, any of which could have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised by our issuing equity securities, stockholders may experience dilution of their ownership interest and the newly issued securities may have rights superior to those of the common stock. If additional funds are raised by our issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends.

OUR OFFICERS AND DIRECTORS MAY SUBSTANTIALLY INFLUENCE US.

         Our executive officers and directors, in the aggregate, beneficially own approximately 14% of the common stock. These stockholders may be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us, which could have a material adverse effect on our stock price.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

         The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile and could be subject to wide fluctuations. In addition, the Nasdaq National Market, where most publicly held Internet companies are traded, has experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation often has been instituted against that company. Litigation like this, if instituted, could result in substantial costs and a diversion of management's attention and resources.

                           FORWARD-LOOKING INFORMATION

         This prospectus includes "forward-looking statements" regarding future events or our future performance within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this prospectus or incorporated by reference regarding our financial position and business strategy may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can not guarantee that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are listed in this prospectus, and they include the forward-looking statements under "Risk Factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares. All proceeds will be received by the selling stockholders. See "Selling Stockholders."

                                    DILUTION

         None of the shares offered hereby are being sold by us. Therefore, there will be no dilution in our net tangible book value per share as a result of the sale of the shares offered hereby.

                              PLAN OF DISTRIBUTION

         We are registering all 305,433 shares on behalf of the selling stockholders. We will receive no proceeds from this offering. The selling stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers.

         The shares may be sold by one or more of, or a combination of, the following:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by this broker-dealer for its account through this prospectus;

         - an exchange distribution that complies with the rules of the exchange;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         - in privately negotiated transactions.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

         The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholders also may sell shares short and redeliver the shares to close out these short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling stockholders each may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale through Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than through this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not engage in market making activities with respect to our common stock for a period of one business day before the commencement of this distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholders and have informed each of them of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

         We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

         - the name of the selling stockholders and of the participating broker-dealer(s);

         - the number of shares involved;

         - the price at which these shares were sold;

         - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

         - that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         - other facts material to the transaction.

         In addition, upon being notified by any selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the

Securities Act. We and the selling stockholders have agreed to indemnify each other against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                   DESCRIPTION OF THE SHARES BEING REGISTERED

         We issued 236,066 of the shares offered under this prospectus pursuant to our acquisition of WiseAds New Media, Inc. on August 7, 2000 and we issued 69,367 of the shares offered under this prospectus pursuant to our acquisition of OneStopWinning.com, Inc. on August 31, 2000. As part of each acquisition, we undertook a contractual obligation to file a registration statement covering the resale of the shares issued in such acquisition through the filing of a Registration Statement on Form S-3 and related prospectus with the SEC.

                              SELLING STOCKHOLDERS

    The following table sets forth the names of the selling stockholders and the number of shares being registered for sale as of the date of the prospectus. Except as indicated, none of the selling stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the shares or other of our securities. The shares offered by this prospectus may be offered from time to time by the selling stockholders. The percent of beneficial ownership for each stockholder is based on 18,051,701 shares of common stock outstanding as of August 4, 2000. An "*" indicates beneficial ownership of less than 1%. All of the shares offered for sale pursuant to this Registration Statement are subject to restrictions on transfer and may not be sold, assigned, pledged, transferred or otherwise disposed of until various dates after the date hereof, unless our prior consent is first obtained.

                                                                              Beneficial Ownership
                                                                                After Offering(1)
                                        Number of Shares   Number of Shares   --------------------
                                       Beneficially Owned     Registered      Number of
Name of Selling Stockholder            Prior to Offering   for Sale Hereby      Shares    Percent
-------------------------------        ------------------  ---------------    ----------  --------
Jason Cohen                                 101,912            101,912               0           *

Evan Stein                                  101,912            101,912               0           *

Eisen Jo Casaclang                           11,581             11,581               0           *

Brian Gellman                                 5,791              5,791               0           *

Andrew Witty                                  5,791              5,791               0           *

William Cerneglia                             1,738              1,738               0           *

Marilyn Prout                                 1,738              1,738               0           *

Marc Baskin                                     580                580               0           *

Peter Strid                                     580                580               0           *

Springfield Associates                        2,317              2,317               0           *

NRC, Inc.                                     1,352              1,352               0           *

The Casey Investment Group                      387                387               0           *

Slotkin Investment Group                        387                387               0           *

Network 60, Inc.                             69,367             69,367               0           *


(1) The figures for the number of shares and the percentage of shares beneficially owned by the selling stockholders after the offering are based on the assumption that all of the selling stockholders will sell all of the shares registered for sale hereby. The selling stockholders may offer all, some or none of the shares pursuant to this prospectus and, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. See "Plan of Distribution."

                         WHERE TO FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Reports, proxy statements and other information concerning us are also available for inspection at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and the schedules thereto. For further information with respect to us and our common stock, reference is made to the registration statement and exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the registration statement, each such statement is qualified in all respects by reference to the applicable exhibit. Copies of the registration statement and the exhibits are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above.

     The SEC allows us to "incorporate by reference" into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus. We incorporate by reference into this prospectus the documents listed below:

         - Our Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the SEC on March 30, 2000, pursuant to Section 13(a) of the Exchange Act;

         - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, as filed with the SEC on May 15, 2000 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, as filed with the SEC on August 11, 2000.

         - Our Registration Statement No. 000-25525 on Form 8-A filed with the SEC on March 10, 1999, in which there is described the terms, rights and provisions applicable to our outstanding common stock; and

         - Our Current Report on Form 8-K/A filed with the SEC on February 14, 2000, our Current Report on Form 8-K filed with the SEC on April 10, 2000 and our Current Report on Form 8-K filed with the SEC on June 21, 2000.

     We will also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this initial registration statement before the effectiveness of the registration statement:

         - Reports filed under Sections 13 (a) and (c) of the Exchange Act;

         - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

         - Any reports filed under Section 15 (d) of the Exchange Act.

     We will provide, without charge, upon written or oral request of any person to whom a copy of this prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated by reference herein (other than exhibits to such documents). Requests for such documents and information should be directed to the following address:

                                 About.com, Inc.
                          Attention: Investor Relations
                        220 East 42nd Street, 24th Floor
                            New York, New York 10017
                         Telephone number (212) 849-2000

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement, if any. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than on the front of this document.

                                  LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, New York, New York.

                                     EXPERTS

     Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 1999 have been audited by KPMG LLP, independent accountants, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of North Sky, Inc., incorporated in this Registration Statement by reference to our Amendment to Current Report on Form 8-K/A, dated February 14, 2000, have been audited by Arthur Andersen LLP, indpendent public accountants, as indicated in their report with respect thereto and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                 305,433 SHARES

                                 ABOUT.COM, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth an estimate of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

                                                                   Amount to
                                                                    Be Paid
                                                                   ---------
Registration Fee - SEC......................................        $ 2,986
Legal Fees and Expenses.....................................          5,000
Accounting Fees and Expenses................................          7,500
Miscellaneous...............................................          1,000
                                                                    -------
Total.......................................................        $16,486
                                                                    =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.
Article VIII of the Registrant's Amended and Restated Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Second Amended and Restated Certificate of Incorporation provides that, subject to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the Second Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant or its stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or environmental laws. The Registrant intends to enter into indemnification agreements with its officers and directors, which will provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant maintains directors' and officers' liability insurance policies insuring the Registrant's directors and officers against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Registrant under certain circumstances, in the event that indemnification payments are made by the Registrant to such directors and officers.

ITEM 16. EXHIBITS

     The following is a list of Exhibits filed as part of the Registration
Statement:

         5.1      Opinion of Brobeck, Phleger & Harrison LLP.

         23.1     Consent of KPMG LLP.

         23.2     Consent of Arthur Andersen LLP.

         23.3     Consent of Brobeck, Phleger & Harrison LLP (included in
                  Exhibit 5.1).

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 15, 2000.

                                ABOUT.COM, INC.


                                By:  /s/ Scott P. Kurnit
                                   -------------------------------------------
                                         Scott P. Kurnit
                                         Chief Executive Officer and Chairman
                                         of the Board of Directors

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 15, 2000.

By:      /s/ SCOTT P. KURNIT                                                           September 15, 2000
   ---------------------------
     Scott P. Kurnit                 Chief Executive Officer and Chairman of
                                     the Board of Directors
                                     (Principal Executive Officer)


By:      /s/ TODD B. SLOAN                                                             September 15, 2000
   ---------------------------
     Todd B. Sloan                   Chief Financial Officer
                                     (Principal Financial and Accounting Officer)


By:      /s/ FRANK J. BIONDI                                                           September 15, 2000
   ---------------------------
     Frank J. Biondi                 Director


By:      /s/ STANLEY FUNG                                                              September 15, 2000
   ---------------------------
     Stanley Fung                    Director


By:      /s/ DAPHNE KIS                                                                September 15, 2000
   ---------------------------
     Daphne Kis                      Director


By:      /s/ RONALD UNTERMAN                                                           September 15, 2000
   ---------------------------
     Ronald Unterman                 Director


By:     /s/ KRISTOPHER A. WOOD                                                         September 15, 2000
   ---------------------------
     Kristopher A. Wood              Director